Exhibit 10.3
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made by and between Jill McConnell (“Consultant”) and Fortrea Inc. (the “Company”) (each a “Party” and jointly referred to as the “Parties”):
WHEREAS, Consultant’s employment terms with the Company were set forth in the offer letter dated May 21, 2023 (Revised) (the “Offer Letter”);
WHEREAS, Consultant served as Chief Financial Officer of the Company pursuant to the Offer Letter;
WHEREAS, Consultant received restricted stock units that as of September 8, 2026 will remain unvested as follows: 4,284 restricted stock units granted March 13, 2024, 30,567 restricted stock units granted March 7, 2025, and 88,450 restricted stock units granted March 6, 2026 (collectively, the “RSUs”) and received performance-based restricted stock units as follows: 11,477 Target Performance Share Units granted March 13, 2024, 71,341 Target Performance Share Units granted March 20, 2025, 66,667 Target Performance Share Units granted March 6, 2026 and 82,047 Target Performance Share Units granted March 19, 2026 (collectively, the “PSUs”), and in connection with those grants, the Company and Consultant entered into RSU Award Agreements and PSU Award Agreements, as applicable (collectively, the “Award Agreements”);
WHEREAS, Consultant’s employment with the Company will end effective September 8, 2026 (the “Termination Date”) and Consultant and the Company are Parties to a General Release (the “General Release”) that Consultant will execute on or after the Termination Date;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
1.Consulting Term and Nature of Services.  Beginning immediately following the Termination Date, provided Consultant executes and does not revoke the General Release, and continuing through March 8, 2027, unless earlier terminated under this Agreement (the “Consulting Term”), Consultant shall serve as a special consultant to the Company and will perform such reasonable duties mutually agreed to in writing between Consultant and the Company’s Chief Executive Officer or his designee (the “Consulting Arrangement”). During the Consulting Term, Consultant shall be expected to commit no more than two (2) hours per week towards the performance of her duties under this Agreement.
(a)Compensation for Consulting Services.  For the Consulting Term, the benefits set forth in this Agreement shall be deemed full compensation for the delivery of services by Consultant, regardless of the number of hours spent by Consultant on such consulting services.  Consultant shall not receive any cash compensation for the Consulting Arrangement.

(b)Independent Contractor Status.  The Parties hereby acknowledge and agree that Consultant’s provision of services under the Consulting Arrangement shall be provided strictly as an independent contractor.  Nothing in this Agreement shall be construed to render Consultant an employee, co-venturer, agent, or other representative of the Company during the Consulting Term.  Consultant understands that she must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes.  The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Consultant.  Consultant is not eligible for, nor entitled to, and shall not participate in, any of the Company’s benefit plans.  Consistent with Consultant’s duties and obligations under this Consulting Arrangement, Consultant shall, at all times, maintain sole and exclusive control over the manner and method by which Consultant performs services. Nothing in this Agreement shall be construed as preventing Consultant from seeking employment with or rendering services for any entity that is not the Company during the Consulting Term, as long as such activity does not violate any of Consultant’s obligations to Company in the form of confidentiality, non-solicitation, non-competition, or other types of restrictions provided for under any agreement between the Parties.
(c)Termination of Consulting Term. The Company may terminate the Consulting Term and this Agreement immediately with written notice to Consultant if Consultant has engaged in any of the following conduct:  (i) Consultant’s material breach of Consultant’s obligations under the General Release, any confidentiality, non-solicitation, non-compete or other restrictive covenant agreement executed by Consultant, or the Award Agreements; or (ii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment. The Company may also terminate the Consulting Term and this Agreement if Consultant has shown willful inattention to or engaged in misconduct in the performance of the services under this Agreement, provided that the Company provides Consultant fourteen (14) days advance written notice of such conduct and the opportunity to cure any defects resulting from such conduct. The Consulting Term will otherwise expire on March 8, 2027. Consultant may terminate the Consulting Term and this Agreement at any time with written notice to the Company.
2.Consideration.  Subject to the terms and conditions of this Agreement:
(a)Service Provider Status and Continued Vesting. Conditioned upon Consultant’s fulfillment of Consultant’s obligations under the Consulting Arrangement and continued compliance with all other terms of this Agreement, Consultant shall qualify as a “Service Provider” as that term is defined in the Fortrea Holdings Inc. 2023 Omnibus Incentive Plan (the “Plan”). As a result of such continued Service Provider status, Consultant’s unvested RSUs granted pursuant to the Award Agreements shall continue to vest in accordance with their existing vesting schedules during the Consulting Term. For the avoidance of doubt, the Consultant’s PSUs shall not become additionally vested as a result of the service she renders during the Consulting Term.

(b)Vesting of Equity Awards. On March 8, 2027 (the “Acceleration Date”), provided that the Company has not terminated this Agreement pursuant to Section 1(c), Consultant’s then-unvested RSUs shall have their vesting accelerated as provided in the applicable Award Agreement and the Plan as follows: 4,428 RSUs granted on March 13, 2024 (constituting the balance of the RSUs granted under such award), 15,284 RSUs granted March 7, 2025 (constituting the balance of the RSUs granted under such award) and 29,483 RSUs granted March 6, 2026 (constituting one of the two then-unvested tranches of RSUs granted under such award) will become fully vested on the Acceleration Date, and the shares underlying the RSUs will be issued within 60 days of that date (all such acceleration, the “Acceleration Benefit”). For the avoidance of doubt, notwithstanding anything to the contrary in the applicable Award Agreements or the Plan, the pro rata portion of each PSU due to Consultant by their terms as of the Termination Date, a total of 64,651 Target Performance Share Units, will have their vesting determined as of the Vesting Date (as that term is defined in each Award Agreement) and paid following the Vesting Date as provided in the Award Agreement, and the Consultant understands and agrees that the Consultant’s service under the Consulting Arrangement will not increase such number of Target Performance Share Units.
(c)Forfeiture Upon Cause Termination. For the avoidance of doubt, if the Company terminates this Agreement pursuant to Section 1(c) before the Acceleration Date, Consultant shall not be entitled to the Acceleration Benefit, and any unvested equity awards shall be treated in accordance with the terms of the Award Agreements and the Plan.
3.Notices. Any notices required under this Agreement shall be sent by certified mail, return receipt requested, or by express delivery through a nationally recognized delivery service company such as Federal Express, as follows:
If to the Company:
Fortrea Inc.
8 Moore Drive
Durham, NC 27709
Attention: Anshul Thakral
With a copy to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2800
Raleigh, North Carolina 27601
Attention: Gerald F. Roach
If to Consultant:
Jill McConnell

4.Governing Law and Interpretation.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

5.Amendment.  This Agreement may not be modified, altered, or changed except by a writing signed by both Parties that specifically refers to this Agreement.
6.Entire Agreement.  This Agreement, and any Stock Agreements entered into by Consultant and the Company, represent the entire agreement and understanding between the Company and Consultant concerning the subject matter of this Agreement and Consultant’s relationship with the Company and supersede and replace all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Consultant’s relationship with the Company. For the avoidance of doubt, the Parties expressly agree that the General Release and any confidentiality, non-solicitation, non-compete or other restrictive covenant agreement executed by Consultant remain in full force and effect and are not modified in any way by this Agreement.
7.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.  Any Party may execute this Agreement by signing any such counterpart.
Waiver of Breach.  A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the date written below each Party’s signature.

COMPANY:

FORTREA INC.

By:	/s/ Anshul Thakral
Name:	Anshul Thakral
Title:	Chief Executive Officer
Date:	July 14, 2026

By:	/s/ Jill McConnell
Name:	Jill McConnell
Date:	July 14, 2026